UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 10, 2026

WEX Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Hancock Street, Portland, Maine Address of principal executive offices	04101 Zip Code

Registrant’s telephone number, including area code	(207)	733-8171

(Former name or former address if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 10, 2026, WEX Inc. (the “Company”) and certain of its subsidiaries entered into the Eighth Amendment to Amended and Restated Credit Agreement and Second Amendment to U.S Security Agreement (the “Eighth Amendment”), which amends (i) that certain Amended and Restated Credit Agreement, dated as of April 1, 2021, by and among the Company and certain of its subsidiaries identified therein, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent on behalf of the lenders (as amended by the First Amendment to Amended and Restated Credit Agreement dated April 24, 2023, the Second Amendment to Amended and Restated Credit Agreement dated August 10, 2023, the Third Amendment to Amended and Restated Credit Agreement dated September 26, 2023, the Fourth Amendment to Amended and Restated Credit Agreement dated January 22, 2024, the Fifth Amendment to Amended and Restated Credit Agreement and First Amendment to U.S. Security Agreement, dated May 10, 2024 (the “Fifth Amendment”), that certain Sixth Amendment to Amended and Restated Credit Agreement, dated as of November 26, 2024, that Seventh Amendment to Amended and Restated Credit Agreement, dated as of March 6, 2025 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and, as amended by the Eighth Amendment, the “Amended Credit Agreement”) and that (ii) certain U.S. Security Agreement, dated as of July 1, 2016, by and among the Company and certain of its subsidiaries identified therein and Bank of America, N.A., as collateral agent (as amended by the Fifth Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Security Agreement” and, as amended by the Eighth Amendment, the “Amended Security Agreement).

The Eighth Amendment (i) extends the maturity date of the Company’s revolving credit facility and tranche A term loans from May 10, 2029 to November 6, 2031, (ii) increases commitments under the Company’s revolving credit facility from $1.6 billion to $1.7 billion and (iii) increases the size of the Company’s tranche A term loan facility from $787.5 million to $900 million. The Eighth Amendment also amends certain additional terms of the Existing Credit Agreement, including without limitation, by (x) repricing the applicable interest margin for the tranche A term loan facility and the revolving credit facility to be (1) to the extent the Company’s consolidated leverage ratio is equal to, or less than 3.00 to 1.00, 1.375% for SOFR loans and 0.375% for base rate loans, (2) to the extent the Company’s consolidated leverage ratio is greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00, 1.625% for SOFR loans and 0.625% for base rate loans, (3) to the extent the Company’s consolidated leverage ratio is greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00, 1.875% for SOFR loans and 0.875% for base rate loans and (4) to the extent the Company’s consolidated leverage ratio is greater than 4.00 to 1.00, 2.00% for SOFR Loans and 1.00% for base rate loans and (y) making additional changes as further described on Exhibit 10.1 to this Current Report on Form 8-K. The obligations of the borrowers under the Amended Credit Agreement are secured by a security interest in certain of the assets of the Company and the guarantors, subject to certain exceptions, pursuant to the terms of the Amended Security Agreement.

From time to time, certain parties to the Amended Credit Agreement, and affiliates of those parties, have provided, and may in the future provide banking, investment banking, and other financial services to the Company or the Company’s affiliates. Such parties have received, or may in the future receive, customary fees and commissions for these services.

The foregoing description of the Eighth Amendment is qualified in its entirety by reference to the Eighth Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(c) See attached Exhibit Index.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Eighth Amendment to Amended and Restated Credit Agreement and Second Amendment to U.S. Security Agreement, dated November 10, 2026*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain exhibits and schedules have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish to the SEC a copy of any omitted exhibits or schedules upon request of the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEX INC.

Date: November 12, 2026	By:	/s/ Jagtar Narula
Jagtar Narula
Chief Financial Officer